Exhibit 21

                          DEL GLOBAL TECHNOLOGIES CORP.

                             PRINCIPAL SUBSIDIARIES

                              AS OF AUGUST 3, 2002

Name                                State of Incorporation           Conducts Business Under
----                                ----------------------           -----------------------
Del Global Technologies Corp.              New York                      Del High Voltage

Del Medical Imaging Corp.                  Delaware                            Same

Villa Sistemi Medicali S.p.A.          Italy (80% owned)                       Same

Bertan High Voltage Corp.                  New York                            Same

RFI Corporation                            Delaware                            Same